EXHIBIT 99.2

Important Notice to all Executive Officers Concerning Restrictions on Trading Discover

Financial Services Securities During Upcoming

401(k) Plan Blackout Period

May 29, 2008

Overview of Blackout Period and This Notice

As you know, as part of the spin-off from Morgan Stanley, Discover Financial Services (“Discover”) is creating its own benefits center. As a result of the move to the new Benefits Central, Discover 401(k) Plan (“401(k) Plan”) participants will be temporarily restricted from performing various transactions and obtaining information about their account. This period is called a “Blackout Period.” During the Blackout Period described below, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Regulation BTR under the Securities Exchange Act of 1934, as amended, you will be subject to certain trading restrictions, as described below.

Blackout Period

The Blackout Period for the 401(k) Plan, during which participants will be unable to perform fund transfers, reallocations or provide investment directions or change contribution elections or enroll, is expected to begin at 3:01 p.m. Central time on Friday June 27, 2008 and end the week of June 30, 2008. On June 30, 2008, no transactions will be available either through a representative or the Web site.

Additionally, the Blackout Period for the 401(k) Plan includes a period during which participants will be unable to request withdrawals, new loans or final distributions, which is expected to begin at 3:01 p.m. Central time on Tuesday, June 24, 2008 and end the week of June 30, 2008.

Trading Restrictions

During the Blackout Period that is expected to begin at 3:01 p.m. Central Time on June 24, 2008 through the end of such Blackout Period expected to end the week of June 30, 2008, you, as an executive officer of Discover, will be unable to trade in Discover common stock, including options and derivative securities, if you acquired such shares or derivative securities in connection with your service or employment as an executive officer of Discover. These trading prohibitions also apply to Discover securities held by certain family members, in trust and by certain partnerships and corporations. Certain transactions are exempt from these rules, but the exemptions are narrow and you should consult with Law and Compliance before taking any action involving Discover stock during such Blackout Period.

These trading restrictions are in addition to the trading restrictions under Discover’s Company-Wide Policy on Employee Trading: Officers and Access Personnel. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction and you may be subject to civil and criminal penalties.

If you are a participant in the 401(k) Plan, you will receive additional information regarding the Blackout Period.

Questions

If you have any questions about the Blackout Period, its beginning or end dates or the trading restrictions, please contact Head of Human Resources at Discover Financial Services, 2500 Lake Cook Road, Riverwoods, IL 60015 (224) 405-0900.